Exhibit 10.42

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 28th day of December, 2012 by and between Glenn L. Cooper, M.D. (“Cooper”) and Coronado Biosciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, Cooper has been employed by the Company as its Executive Chairman and serves as a member of the Company’s Board of Directors; and

WHEREAS, Cooper desires to resign of his own accord as Executive Chairman and as a member of the Board of Directors of the Company, and the Company desires to accept such resignation, effective as of the Separation Date (as defined below); and

WHEREAS, notwithstanding Cooper’s resignation, the Company desires to benefit from Cooper’s expertise by retaining Cooper as a consultant, and Cooper wishes to perform consulting services for the Company, as provided in separate written agreement in a form attached hereto as Exhibit A (the “Consulting Agreement”);

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Resignation of Employment and Directorship. Effective as of December 28, 2012 (the “Separation Date”), Cooper will resign (i) as an employee of the Company, (ii) as Executive Chairman of the Company and from any other officer positions he may hold with the Company, and (iii) as a member of the Board of Directors of the Company. If requested by the Company, Cooper will execute any additional resignation letters, forms or other documents required to confirm Cooper’s resignation from such employment, offices, directorships, and positions and consistent with the terms of this Agreement. Cooper will receive his regular salary (minus applicable federal, state and local payroll taxes, and other withholdings required by law or properly requested by Cooper) for his work through the Separation Date on the Company’s next regular payday following the Separation Date. Except as expressly provided herein or required by applicable law, after the Separation Date, Cooper will be entitled to no further employee benefits from the Company. Upon receipt of his final paycheck from the Company, Cooper acknowledges and agrees that he will have been paid all compensation for labor or services rendered by him for the Company or on the Company’s behalf through the Separation Date and that no other payments remain due to him, except as may be expressly provided by the terms of this Agreement or the Consulting Agreement. As to the treatment of funds already paid into the employee stock purchase plan, reimbursement of any Company expenses incurred prior to the date hereof, roll-over of his 401-k plan and payment for unused vacation days, each will be handled in accordance with the Company’s normal, historical practices.

2. Separation Benefits. In exchange for Cooper’s execution of this Agreement, the Company will provide Cooper with the following benefits (collectively the “Separation Benefits”):

(a) Board Severance. The Company will pay Cooper the total sum of $30,000.00 in four equal installments of $7,500.00, such installments to be paid at the conclusion of each calendar quarter in 2013.

(b) Stock Options. With respect to options to purchase shares of the Company’s Common Stock previously granted by the Company to Cooper under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”) (i) options granted on October 5, 2010 to purchase 290,235 shares will be fully vested and exercisable in full, as currently scheduled, on October 5, 2013; and (ii) options granted on February 10, 2012 to purchase 45,000 shares will vest as follows: (A) 15,000 of such options will vest on February 10, 2013, as currently scheduled, and (B) on December 31, 2013, the Company will accelerate the vesting of the remaining 30,000 options, such that on December 31, 2013, all of such 45,000 options shall be fully vested and exercisable in full; provided in each case above Cooper remains a consultant to the Company on such date. Notwithstanding anything to the contrary in the Plan or in Cooper’s stock option agreements relating to such options, (x) the exercise period for all of Cooper’s options will be extended until December 31, 2014, and (y) all of Cooper’s options shall automatically fully vest in the event of a Corporate Transaction or Change of Control, as contemplated under Section 11(b) of the Plan. Except as provided above, Cooper’s options will continue to be governed by the terms of the terms of the Plan and Cooper’s stock option agreement(s).

(c) COBRA Benefits. If Cooper timely elects to continue his health insurance benefits pursuant to COBRA after the Separation Date, the Company will reimburse him for his applicable COBRA premiums for the lesser of: (i) a period of twelve (12) months from the Separation Date, or (ii) until Cooper becomes eligible for insurance benefits from another employer.

(d) Indemnification. Cooper will continue to be entitled to any rights to contribution, advancement of expenses, defense or indemnification Cooper may have under the Company’s Articles of Incorporation, Bylaws, the Indemnification Agreement between the Parties, the Company’s officers and directors insurance policies, and/or as provided under applicable law

3. Consulting Relationship. As additional consideration for the parties’ entry into this Agreement, the Company will engage Cooper to serve in a consulting role with the Company pursuant to the terms of the Consulting Agreement. If Cooper signs and agrees to the terms of the Consulting Agreement, Cooper will be eligible to receive certain consulting fees as well as an additional grant of stock options from the Company as provided therein.

4. Release of Claims.

(a) In exchange for the Company’s providing Cooper with the Separation Benefits described in Section 2 above, Cooper releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Cooper ever had or now has arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Cooper’s release of the Company Parties from any claims for lost wages or benefits, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Cooper also specifically and forever releases the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any claims under federal, state or local law based on unlawful employment discrimination, harassment, or retaliation, including but not limited to, claims for violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, the Family and Medical Leave Act, and any state laws prohibiting discrimination, harassment and/or retaliation.

(b) In exchange for the mutual promises herein, the Company hereby releases and forever discharges Cooper from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Company ever had or now has arising out of or related to his employment with or service as a member of the board of directors of the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law).

(c) Each party hereby acknowledges that this release applies both to known and unknown claims that may exist between them. Each party expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, each party hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and he explicitly took that into account in giving this release.

(d) Unless prohibited by applicable law or regulation, Cooper further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against the Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement. Notwithstanding the foregoing, nothing in this Agreement prohibits Cooper from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Cooper and the Company Parties, and by signing this Agreement, Cooper acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Cooper or on Cooper’s behalf, individually or collectively.

(e) Cooper agrees and acknowledges that he has no cause to believe that any violation of any local, state or federal law that has occurred with respect to his employment or separation of employment from the Company. Nothing in this Agreement extinguishes any claims Cooper may have against the Company for breach of this Agreement or any claims arising from events that occur following the effective date of this Agreement. Nothing in this Agreement extinguishes any claims the Company may have against Cooper for breach of this Agreement or any claims arising from events that occur following the effective date of this Agreement.

5. No Admissions. Each of Cooper and the Company understands, acknowledges and agrees that the releases set out above in Section 4 are intended as a final compromise of potential claims (subject to the terms of such releases as set forth in Section 4), and are not an admission by either Cooper or the Company that any such claims exist or that either Cooper or the Company are liable for any such claims.

6. Confidentiality. Cooper hereby agrees and acknowledges that his post-employment obligations to the Company pursuant to the Employment Agreement and the Proprietary Information and Inventions Agreement (the “Confidentiality Agreements”) that he signed in connection with his employment with the Company remain in full force and effect, notwithstanding the termination of his employment. Cooper agrees to carefully guard the Company’s confidential and proprietary information that he learned of or had access to during his employment with the Company and that he learns of or has access to during the term of the Consulting Agreement, and Cooper will not, during the term of the Consulting Agreement or at any time thereafter, disclose to anyone, directly or indirectly, or use to his benefit or the benefit of others, any of the Company’s confidential and proprietary information without the Company’s written consent.

7. Company Property. At the end of the Consulting Period (as defined in the Consulting Agreement) Cooper agrees that he will return to the Company all property of the Company in his possession including, without limitation, any Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, notes, software, programs, back up discs or other media, and other documents pertaining to the Company’s proprietary products, customers and business, in any format, whether paper or electronic.

8. No Disparagement. Each of Company and Cooper agrees that he or it will not denigrate, defame, disparage or cast aspersions upon the other party, its management, products, services, business and manner of doing business. Upon inquiry from any third party, the Company will release only Cooper’s dates of employment and positions held, unless the Company receives prior authorization from Cooper to provide additional information.

9. Relief and Enforcement. Cooper understands and agrees that if he violates the terms of Sections 4, 6, 7 and/or 8 of this Agreement, Cooper will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Cooper agree that if he violates Sections 4, 6, 7 and/or 8 of this Agreement, the Company (or one or more of the Company Parties) will be entitled to obtain temporary, preliminary, and permanent injunctive relief from a court of competent jurisdiction, restraining Cooper from any further violation of this Agreement. Cooper further understands and agrees that, upon any breach of this Agreement or the Consulting Agreement by him, he will forfeit any right to receive further payments or benefits as described in Section 2 above, and he will repay to the Company any and all Separation Benefits that have been paid to him pursuant to Section 2 above. The above-listed remedies are in addition to any other remedies the Company (or the Company Parties) may have at law or in equity.

10. Assignment. This Agreement may not be assigned by Cooper without the prior written consent of the Company. The Company will have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder will inure to the benefit of and be enforceable by said successors or assigns.

11. No Modifications; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto. This Agreement, along with the surviving terms of the Confidentiality Agreements, the Consulting Agreement, and any stock option agreement(s) between Cooper and the Company, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

12. Governing Law. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto, acknowledging having read and understood the contents and effect of this Agreement, has executed this Agreement freely and intending to be bound.

CORONADO BIOSCIENCES, INC.

By:	/s/ Harlan F. Weisman, M.D.
Name:	Harlan F. Weisman, M.D.
Title:	Chairman and CEO

GLENN L. COOPER, M.D.

Glenn L. Cooper
Signature	Date

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of December 28, 2012, is entered into by and between Coronado Biosciences, Inc., a Delaware corporation (the “Company”), and Glenn L. Cooper, M.D. (“Cooper”).

RECITALS

WHEREAS, the Company and Cooper desire to establish and document the terms and conditions of a consulting relationship between them.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, it is hereby agreed as follows:

1. Consulting Services. The Company hereby agrees to engage Cooper to provide certain consulting services to the Company on the terms and conditions set forth in this Agreement beginning on December 28, 2012 (the “Effective Date”). Cooper will perform such services as are mutually agreed to from time to time between Cooper and the Chief Executive Officer of the Company (the “Consulting Services”). The Company’s Chief Executive Officer will specifically identify to Cooper each project effort requested under this Agreement in writing or via electronic mail and will provide any other additional verbal descriptions defining the Consulting Services needed. Cooper may not delegate or subcontract the Consulting Services to third parties without the Company’s prior written consent.

2. Term. The term of this Agreement will commence on the Effective Date and continue for a period of twelve (12) months, unless earlier terminated pursuant to Section 3 below (the “Consulting Period”).

3. Termination. This Agreement will terminate immediately upon Cooper’s death, provided that Cooper may designate a beneficiary to receive, upon his death, any benefit payable hereunder. In addition, if either party defaults in the performance of any material obligation under this Agreement and, assuming such default is capable of cure, fails to cure such default within thirty (30) days after written notice specifying the default, the non-defaulting party giving notice may, at its option, terminate this Agreement immediately upon written notice to the defaulting party. Upon termination, Cooper will immediately return to the Company all property of the Company in his possession, including, without limitation, any Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, notes, software, programs, back up discs or other media, and other documents pertaining to the Company’s products, customers and business, including but not limited to any Confidential Information and Third Party Information.

4. Consulting Fees and Reimbursement of Expenses.

(a) Consulting Fees. In consideration of the Consulting Services to be provided by Cooper, the Company will pay Cooper a monthly consulting fee of $25,000.00, pro-rated for any partial month, during the Consulting Period.

(b) Travel and Expenses. In the event that Cooper is required to travel in order to perform the Consulting Services under this Agreement, the Company will reimburse Cooper for such reasonable travel expenses incurred by Cooper upon the presentation by Cooper, from time to time, of a detailed and itemized account of such expenses with proper documentation and such other supporting information as the Company may request. Except as provided above with respect to travel expenses, the Company will not be responsible for payment or reimbursement of Cooper’s expenses in his performance of the Consulting Services unless such expense, which will be reasonable in amount, is approved of in advance by the Company or is otherwise authorized by the Company. The Company will reimburse Cooper for such reasonable, approved expenses incurred by Cooper upon the presentation by Cooper, from time to time, of a detailed and itemized account of such expenses with proper documentation and such other supporting information as the Company may request. The Company will reimburse the foregoing expenses no later than thirty (30) days after Cooper submits reasonable documentation of such expenses.

5. Stock Options. On the Effective Date, Cooper will be granted under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”) an option to purchase 25,000 shares of the Company’s Common Stock (the “Option”). Notwithstanding any provision of the Plan, the Option will (a) vest and become exercisable in full on the one-year anniversary of the Effective Date, provided Cooper remains a consultant to the Company through such date, subject to automatic vesting in full prior to that date in the event of a Corporate Transaction or Change of Control, as contemplated under Section 11(b) of the Plan, and (b) be exercisable until December 31, 2014. The Option will be granted pursuant to a separate stock option grant notice and stock option agreement consistent with this Paragraph 5. The exercise price per share of the Option will be equal to the fair market value of a single share of Common Stock on the date of the grant.

6. Independent Contractor Status. Cooper hereby acknowledges and agrees that, during the Consulting Period, Cooper will be an independent contractor and not an employee of the Company, and therefore will not be entitled to any benefits or rights provided by the Company to its employees (whether by agreement or by operation or law), including but not limited to group insurance, liability insurance, disability insurance, paid vacations, sick leave, retirement plans, health plans, premium overtime pay, and the like except as provided for in the Separation and Release Agreement between the parties entered into as of the Effective Date and under applicable law. In addition, the Company will not provide workers’ compensation coverage for Cooper. Because Cooper will be an independent contractor, the Company will have no obligations to pay Cooper overtime compensation under the Fair Labor Standards Act, or to make any payments other than what is agreed to by the parties in this Agreement. Cooper agrees and understands that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with any compensation paid under this Agreement, and Cooper will pay all such taxes when due. The Company will provide Cooper with a Form 1099 to the extent required by law. Cooper hereby agrees to indemnify, defend and hold harmless the Company, its officers, directors, employees, agents and shareholders, from and against any and all claims, actions, proceedings, liabilities or losses related to or resulting from Cooper’s failure to pay self-employment and/or income taxes on the sums paid to him pursuant to this Agreement in compliance with applicable law.

7. Services for Others. Cooper will be free to represent or perform services for other persons during the Consulting Period, provided that performance of such services does not interfere with Cooper’s performance of the Consulting Services under this Agreement nor violate any terms hereof. Cooper acknowledges that the services to be performed for the Company hereunder are essential to the Company and, therefore, Cooper agrees not to undertake similar consulting projects for any direct competitor to the Company during the Consulting Period.

8. Confidentiality.

(a) Confidential Information. The term “Confidential Information” as used herein means any and all confidential and/or proprietary knowledge, data or information of the Company and its affiliates. By way of illustration but not limitation, “Confidential Information” includes (i) research and development projects; inventions, technologies, formulae, designs, products, processes, ideas, know-how, trade secrets, drawings, inventions, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, discoveries, developments, designs, techniques, instruments, devices, computer software and hardware; and (ii) information regarding research, development, new service offerings or products, marketing and selling, business plans, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities; (iii) any other information regarding the Company, its Affiliates and their businesses that the Company and its Affiliates treat in a confidential manner and is not readily available to the public.

(b) Exceptions. Confidential Information does not include information to the extent that Cooper can demonstrate by competent written evidence that such information: (i) is or becomes publicly known other than as a result of any breach of this Agreement by Cooper or a breach of any similar confidentiality agreement by any current or former employee or consultant of the Company; (ii) is disclosed to Cooper on a non-confidential basis by a third party who rightfully possesses the information; or (iii) was known to Cooper prior to its first receipt from the Company (whether such first receipt occurred before or during the Consulting Period).

(c) Non-Disclosure and Non-Use. At all times during the term of Cooper’s association with the Company and thereafter, Cooper will hold the Confidential Information in trust and confidence and will not disclose or use any Confidential Information, except to the extent such disclosure or use is required in direct connection with Cooper’s performance of requested Consulting Services for the Company or is expressly authorized in writing by the Company.

(d) Third Party Information. Cooper acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third

Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Cooper’s association and thereafter, Cooper will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except the extent such disclosure or use is required in direct connection with Cooper’s performance of requested Consulting Services for the Company or is expressly authorized in writing by the Company.

9. Non-Competition and Non-Solicitation.

(a) Purpose. Cooper and the Company understand and agree that the purpose of this Section 9 is to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and is not intended to impair, nor will it impair, Cooper’s ability or right to work or earn a living. Therefore, Cooper agrees to be subject to restrictive covenants under the following terms.

(b) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i) “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(ii) “Business” means the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12 month period prior to, the termination of this Agreement for any reason.

(iii) “Customer” means any person or entity who is or was a customer, client, strategic partner, collaborator or service provider of the Company or its Affiliates (A) at the time of, or during the 12 month period prior to, the termination of this Agreement for any reason, or (B) at the time of, or during the twelve (12) month period prior to, the termination of this Agreement for any reason and with whom Cooper had dealings in the course of his engagement by the Company.

(iv) “Company Employee” means any person who is or was an employee of the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the termination of this Agreement for any reason.

(v) “Restricted Period” means the period commencing on the date of termination of this Agreement for any reason and ending the twelve (12) month anniversary of such date, provided, however, that this period will be tolled and will not run during any time Cooper is in violation of this Section 9, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Cooper is in violation of this Section 9.

(vi) “Territory” means the United States of America, it being understood that the Company’s business is nationwide in scope and a nationwide restriction is reasonable and necessary to protect the Company’s interests.

(c) Non-Competition. During the his engagement by the Company and during the Restricted Period, Cooper will not, directly or indirectly, (i) engage in the Business in the Territory, or (ii) hold a position based in or with responsibility for all or part of the Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Cooper will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Cooper or those duties or services actually performed by Cooper for the Company within the twelve (12) month period immediately preceding this Agreement, or in which Cooper will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

(d) Non-Solicitation. During his engagement by the Company and during the Restricted Period, Cooper will not, directly or indirectly, on Cooper’s own behalf or on behalf of any other party:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company or its Affiliates;

(ii) Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company or its Affiliates;

(iii) Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company or its Affiliates; or

(iv) Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment with the Company or its Affiliates.

(e) Reasonableness of Restrictions. Cooper acknowledges and agrees that (i) the restrictive covenants in this Agreement are essential elements of Cooper’s engagement by the Company and are reasonable given Cooper’s access to the Company’s confidential information and the substantial knowledge and goodwill Cooper will acquire with respect to the business of the Company as a result of his engagement by the Company; (ii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iii) enforcement of the restrictions contained herein will not deprive Cooper of the ability to earn a reasonable living. Should any part or provision of this Section 9 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 9 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

10. Ownership of Intellectual Property.

(a) Company Inventions. Cooper agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that Cooper conceives, reduces to practice or develops during the Consulting Period, alone or in conjunction with others, during the performance of, or as a direct result of performing, the Consulting Services for the Company under this Agreement, including, without limitation, any and all intellectual property rights therein (collectively, “Company Inventions”), will be the sole and exclusive property of the Company. Cooper hereby irrevocably assigns to the Company all right, title and interest in and to all Company Inventions and agrees to execute, verify, and deliver assignments of Company Inventions to the Company or its designee promptly upon request. In addition, Cooper hereby designates the Company as his agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney will be deemed coupled with an interest, solely for the purpose of effecting the assignment of Company Inventions from Cooper to the Company.

(b) Company Inventions Not Capable of Assignment. If Cooper has any rights to Company Inventions that cannot, under applicable law, be assigned to the Company, Cooper unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. Cooper agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If Cooper has any right to Company Inventions that can neither be assigned to the Company nor waived by Cooper, Cooper unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to develop, make, have made, use, sell, have sold, offer for sale, import, reproduce, create derivative works of, distribute, publicly perform, and publicly display by all means now known or later developed, Company Inventions.

(c) Cooperation and Assistance. Cooper agrees to cooperate with the Company and its designee(s), both during and after the Consulting Period, in the procurement and maintenance of the Company’s rights in Company Inventions, and to execute, when requested, any other documents deemed necessary by the Company to carry out the purpose of this Section 10. Cooper will assist the Company in every proper way to obtain, prosecute, maintain and enforce United States and foreign patent rights, copyrights and other intellectual property rights or protections claiming, covering or relating to Company Inventions in any and all countries. To that end, Cooper will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such rights and the assignment thereof. Cooper’s obligations under this Section 10(c) will continue beyond the expiration or termination of this Agreement, but after expiration or termination of this Agreement, the Company will compensate Cooper at a reasonable rate for the time actually spent by Cooper at the Company’s request on such assistance.

11. Enforcement. Cooper acknowledges that the breach or threatened breach of Sections 7 through 10, above, would give rise to irreparable injury to the Company, and that the Company has no adequate means of protecting its rights under Sections 7 through 10 other than by securing an injunction. Accordingly, Cooper agrees that the Company is entitled to enforce Sections 7 through 10 by obtaining temporary, preliminary and permanent injunctive relief in order to prevent or restrain such breach. Cooper further understands and agrees that, upon any breach of this Agreement by him, he will forfeit any right to receive further payments or benefits as described in Section 2 of the Separation and Release Agreement between Cooper and the Company, and he will repay to the Company any and all Separation Benefits that have been paid to him pursuant to that Section 2. The above-listed remedies are in addition to any other remedies the Company may have at law or in equity, including recovery of damages.

12. Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement will in no way affect the validity or enforceability of any other provision (or remaining part thereof) or the enforceability thereof under different circumstances.

13. Enforcement. The provisions of this Agreement will be enforceable notwithstanding the existence of any claim or cause of action against the Company by Cooper or against Cooper by the Company, whether predicated on this Agreement or otherwise.

14. Governing Law. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of New York.

15. Modification and Waiver. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section. No waiver by either party of any breach by the other of any provision hereof will be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

16. Assignment. This Agreement is binding upon and inures to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Cooper may not assign any of his rights or delegate any of his duties under this Agreement without the Company’s prior approval. The Company will have the right to assign this Agreement to any successor of all or any substantial part of its business or assets, and any such successor will be bound by all the provisions hereof.

17. Construction. This Agreement will be construed as if drafted jointly by the Company and Cooper and no presumption or burden of proof will arise favoring or disfavoring the Company or Cooper by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

18. Survival. Sections 5, 6, and 8 through 17 of this Agreement will survive the termination of this Agreement by either party, for any reason.

19. Entire Agreement. This Agreement, along with the surviving terms of the Confidentiality Agreements, the Consulting Agreement, and any stock option agreement(s) between Cooper and the Company, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement effective as of the day and year first set forth above.

CORONADO BIOSCIENCES, INC.

By:	/s/ Harlan F. Weisman, M.D.
Name:	Harlan F. Weisman, M.D.
Title:	Chairman and CEO

GLENN L. COOPER, M.D.

/s/ Glenn L. Cooper